Exhibit (n)(3)

DREYFUS CASH MANAGEMENT FUNDS
Rule 18f-3 Plan
Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.
The Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes in accordance with Rule 18f-3, has determined that the following plan is in the best interests of each class individually and the Fund as a whole:
1. Class Designation:  Fund shares shall be divided, except as otherwise indicated on Schedule A hereto, into BOLD® shares, SPARKSM shares, BOLD® Future shares, Institutional shares, Administrative shares, Investor shares, Participant shares, Preferred shares, Service shares, Wealth shares and Token-Enabled shares.
2. Differences in Services:  The services offered to shareholders of each Class, as described in the Funds' prospectuses or statement of additional information, shall be substantially the same, except for the level of certain services provided to holders of certain Classes of shares pursuant to a Shareholder Services Plan and/or Administrative Services Plan.
BOLD® Future shares, Administrative shares, Investor shares, Participant shares, Service shares and Wealth shares shall be subject to an annual services fee at the rate set forth on Schedule B attached hereto payable to the Fund's distributor in respect of the provision of personal services to shareholders of such Classes and/or the maintenance of shareholder accounts, pursuant to a Shareholder Services Plan.

BOLD® Future shares, Participant shares and Service shares shall be subject to an annual administrative services fee at the rate set forth on Schedule C attached hereto payable to the Fund's distributor in respect of the provision of recordkeeping and other related services to shareholders of such Classes, pursuant to an Administrative Services Plan.
Institutional shares shall be subject to an annual services fee at the rate set forth on Schedule D attached hereto to reimburse the Fund's distributor in respect of the provision of personal services to shareholders of such Class and/or the maintenance of shareholder accounts, pursuant to a Shareholder Services Plan.
3. Distribution Arrangements:  Each Class of shares shall be offered at net asset value as described in the Funds' prospectuses.  No Class shall be subject to any front-end or contingent deferred sales charges.
4. Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Shareholder Services Plans and Administrative Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.
5. Conversion Features:  No Class shall be subject to any automatic conversion feature.  Shares of one Class of a Fund may be converted into shares of another Class (except BOLD® Future shares, BOLD® shares, SPARKSM shares and Token-Enabled shares) of the Fund, provided that, if the conversion is requested by a shareholder, the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund; provided further, that the Class of shares to be received in the conversion has a lower total expense ratio than the shares of the Class being converted.

6. Exchange Privileges:  Shares of a Class (except BOLD® shares and Token-Enabled shares) shall be exchangeable only for (a) share classes of other Funds, (b) share classes of the investment companies listed on Schedule E attached hereto and (c) shares of certain other investment companies, in each case, as specified from time to time.  Shares of a Fund or other investment company may not be exchanged to purchase BOLD® Future shares, SPARKSM shares or Token-Enabled shares.
Dated:  May 11, 1995
Amended as of:  October 30, 2024

SCHEDULE A
Dreyfus Government Cash Management Funds
−Dreyfus Government Cash Management
BOLD® shares, SPARKSM shares, BOLD® Future shares, Institutional shares, Administrative shares, Investor shares, Participant shares, Service shares and Wealth shares
−Dreyfus Government Securities Cash Management
Institutional shares, Administrative shares, Investor shares and Participant shares
Dreyfus Treasury Obligations Cash Management
Institutional shares, Administrative shares, Investor shares, Participant shares, Service shares and Wealth shares
Dreyfus Treasury Securities Cash Management
Institutional shares, Administrative shares, Investor shares, Participant shares, Service shares, Wealth shares and Token-Enabled shares

A-1

SCHEDULE B
Name of Class	Service Fee as a Percentage of the Average Daily Net Assets of the Class

BOLD® Future shares	0.25%

Administrative shares	0.10%

Investor shares	0.25%

Participant shares	0.25%

Service shares	0.25%

Wealth shares	0.25%

B-1

SCHEDULE C

Name of Class	Administrative Services Fee as a Percentage of the Average Daily Net Assets of the Class

BOLD® Future shares	0.05%

Participant shares	0.15%

Service shares	0.55%

C-1

SCHEDULE D

Name of Class	Service Fee as a Percentage of the Average Daily Net Assets of the Class

Institutional shares	Up to 0.25%

D-1

SCHEDULE E

Dreyfus Institutional Preferred Government Money Market Fund
Dreyfus Institutional Preferred Treasury Securities Money Market Fund
Dreyfus Institutional Preferred Treasury Obligations Fund
Dreyfus Institutional Treasury Securities Cash Advantage Fund
Dreyfus Money Market Fund

E-1